Exhibit 99.1

For Immediate Release

FULL HOUSE RESORTS ANNOUNCES LEASE/PURCHASE AGREEMENT
FOR NEW HOTEL AS PART OF ITS INDIANA CASINO PROPERTY

Las Vegas, Nevada – August 19, 2013 – Full House Resorts (NASDAQ: FLL) announced today that its subsidiary, Gaming Entertainment Indiana, LLC (GEI) d/b/a Rising Star Casino Resort, has entered into a lease agreement with Rising Sun Ohio County First, Inc. (RSOCF), a non-profit corporation, to operate RSOCF’s 104 room hotel, adjacent to the Rising Star Casino Resort, scheduled to open in the fourth quarter of this year. The lease agreement provides that GEI will be the sole Lessee and assume all responsibilities, revenues, expenses, profits and losses related to hotel operations, and in exchange, RSOCF will receive a fixed monthly rent payment of approximately $83,000. The parties have agreed to an initial lease term of ten years, during which GEI will have the exclusive option to purchase the hotel during the term at pre-determined prices and subject to provisions of the lease.

The hotel will be an additional amenity to the Rising Star Casino Resort, and will be integrated into its current hotel and casino operations.

“We are excited about the opportunity to work with Rising Sun Ohio County First, the Rising Sun Regional Foundation and the Rising Sun city officials to further economic development in the community and provide additional rooms for our customers,” said Andre Hilliou, Chairman and Chief Executive Officer of Full House Resorts.

About Full House Resorts, Inc.

Full House owns, develops and manages gaming facilities. The Company owns the Rising Star Casino Resort in Rising Sun, Indiana. The Rising Star Casino has 40,000 square feet of gaming space with almost 1,300 slot and video poker machines and 37 table games. The property includes a 190-room hotel, a pavilion with five food and beverage outlets, an 18-hole Scottish links golf course and a large, multi-purpose Grand Theater for concerts and performance events as well as meetings and conventions. The Company acquired the Silver Slipper Casino in Hancock County, Mississippi on October 1, 2012, which has 37,000 square feet of gaming space with almost 1,000 slot and video poker machines, 26 table games, a poker room and the only live Keno game on the Gulf Coast. The Silver Slipper property includes a fine dining restaurant, buffet, quick service restaurant and two casino bars. Full House also owns Stockman’s Casino in Fallon, Nevada and operates the Grand Lodge Casino at Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada on the north shore of Lake Tahoe under a lease agreement (expiring on August 31, 2018) with an affiliate of Hyatt Hotels Corporation. In addition, the Company has a management agreement with the Pueblo of Pojoaque for the operations of the Buffalo Thunder Casino and Resort in Santa Fe, New Mexico along with the Pueblo’s Cities of Gold casino facilities.

Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.

Forward-looking Statements

Some of the statements made in this release are forward-looking statements. These forward-looking statements are based upon Full House’s current expectations and projections about future events and generally relate to Full House’s plans, objectives and expectations for Full House’s business. Although Full House’s management believes that the plans and objectives expressed in these forward-looking statements are reasonable, the outcome of such plans, objectives and expectations involve risks and uncertainties including without limitation, regulatory approvals, including the ability to maintain a gaming license in Indiana, Nevada and Mississippi, financing sources and terms, integration of acquisitions, competition and business conditions in the gaming industry, including competition from Ohio casinos and any possible authorization of gaming in Kentucky.  Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year.

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For further information, contact:

Mark Miller, Chief Operating Officer
Full House Resorts, Inc.
702-221-7800
www.fullhouseresorts.com

Or

William R. Schmitt

Integrated Corporate Relations

203-682-8200

investors@fullhouseresorts.com